Exhibit 99.1

Euronet Worldwide Reports Third Quarter 2008 Financial Results

LEAWOOD, Kan.--(BUSINESS WIRE)--October 28, 2008--Euronet Worldwide Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, today announced its third quarter 2008 financial results.

Euronet's consolidated third quarter 2008 financial highlights included:

  Revenues of $280.7 million, compared to $241.7 million for the third quarter 2007.
  Operating income of $18.8 million, compared to $17.6 million for the third quarter 2007.
  Adjusted EBITDA(1) of $35.3 million, compared to $33.0 million for the third quarter 2007.
  Net income of $5.8 million, or $0.11 diluted earnings per share, compared to $15.9 million, or $0.31 diluted earnings per share, for the third quarter 2007.
  Adjusted cash earnings per share(2) of $0.30, compared to $0.31 for the third quarter 2007 (see reconciliation of adjusted cash earnings per share in the attached schedules).
  Transactions of 367.0 million, compared to 322.9 million for the third quarter 2007.

Segment and Other Results

The EFT Processing Segment reported the following results for the third quarter 2008:

  Revenues of $54.4 million, compared to $43.5 million for the third quarter 2007.
  Operating income of $8.3 million, compared to $9.4 million for the third quarter 2007.
  Adjusted EBITDA of $13.4 million, compared to $13.5 million for the third quarter 2007.
  Transactions of 182.3 million, compared to 156.4 million for the third quarter 2007.

The year-over-year increase in revenues was primarily attributable to 17% growth in transactions processed. In the third quarter the Company continued to incur significant expenses to develop and deploy its cross-border merchant acquiring business, resulting in decreases in operating income and Adjusted EBITDA. Operating income and Adjusted EBITDA reflect a reduction of $2.5 million and $2.3 million, respectively, when compared to the prior year due to the Company’s net operating losses of the cross-border merchant acquiring business. Excluding this impact, operating income would have improved.

The EFT Processing Segment ended the third quarter 2008 with 10,384 ATMs operated compared to 10,516 ATMs at the end of third quarter 2007. As of September 30, 2008, Euronet operates ATMs primarily in Hungary, Poland, Germany, Croatia, the Czech Republic, Greece, Albania, Romania, Slovakia, Serbia, Montenegro, Ukraine, Bulgaria, India and China.

The Prepaid Processing Segment reported the following results for the third quarter 2008:

  Revenues of $166.8 million, compared to $144.6 million for the third quarter 2007.
  Operating income of $12.6 million, compared to $10.4 million for the third quarter 2007.
  Adjusted EBITDA of $16.9 million, compared to $14.7 million for the third quarter 2007.
  Transactions of 180.4 million, compared to 162.5 million for the third quarter 2007.

Growth in revenues, operating profit and operating margin for the third quarter 2008 compared to the third quarter 2007 was attributable primarily to organic transaction growth. Improvements in revenues and profits were concentrated primarily in our Australian and German markets. The growth in Australia has been the result of a recent market change, which has allowed us to strengthen our position in this key market.

The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at approximately 409,000 point-of-sale terminals across approximately 212,000 retailer locations in Europe, Asia Pacific and the U.S.

The Money Transfer Segment reported the following results for the third quarter 2008:

  Revenues of $59.5 million, compared to $53.6 million for the third quarter 2007.
  Operating income of $3.1 million, compared to $3.4 million for the third quarter 2007.
  Adjusted EBITDA of $7.9 million, compared to $7.6 million for the third quarter 2007.
  Transfer transactions of 4.3 million, compared to 4.0 million for the third quarter 2007.

The growth rate of revenues exceeded the transfer growth rate largely as a result of a 34% increase in transfers from non-U.S. locations, where the revenue per transaction exceeds the average, offsetting a 10% decline in transfers to Mexico. While revenues improved 11% for the third quarter 2008 compared to the third quarter 2007, gross margins (revenue less direct costs, primarily receive and payout agent fees) grew by 19%. The improved gross margin was the result of favorable mix produced by continued revenue growth in non-U.S. originated transactions together with favorable management of foreign exchange rate spreads. Operating income for the third quarter 2008 was down compared to the third quarter 2007, primarily due to expansion costs in non-U.S. markets.

Corporate and other reported $5.2 million of operating expenses for the third quarter 2008, compared to $5.6 million for the third quarter 2007. The decrease was primarily due to lower share-based compensation expense.

The Company recorded a net income tax benefit of $6.1 million in the third quarter 2008. This net benefit was the result of tax expense in foreign jurisdictions, more than offset by tax benefits recognized in the U.S. related to substantial unrealized foreign currency losses. However, adjusted cash earnings per share excludes, among other items, the impact of foreign currency gains and losses, as well as the related income tax effect. Therefore, for adjusted cash earnings per share, income tax expense increased $1.3 million to $6.9 million for the third quarter 2008 from $5.6 million for the third quarter 2007. This increase was due to stronger operating earnings in countries where Euronet is taxable, including Australia and Germany, and weaker earnings in emerging market countries where Euronet is in a net operating loss position and, therefore, unable to record tax benefits for operating losses.

The Company’s unrestricted cash on hand was $173.9 million as of September 30, 2008 compared to $255.6 million as of June 30, 2008. Euronet’s total indebtedness was $427.8 million as of September 30, 2008, compared to $487.1 million as of June 30, 2008. The decrease in both cash and total indebtedness during the third quarter 2008 includes the Company’s repurchase of $55 million in principal amount of its $140 million 1.625% Convertible Senior Debentures for $50 million and the retirement of $16 million in term loan.

On October 17, 2008 the Company announced that it revised its fourth quarter 2008 adjusted cash earnings per share outlook to $0.33 per share based on, among other things, the weakening of most of the currencies to the U.S. dollar in markets where it operates. Subsequent to October 17, 2008, those currencies continued to weaken against the U.S. dollar. Accordingly, the Company now estimates that its fourth quarter 2008 adjusted cash earnings per share will be approximately $0.31 per share assuming those currencies remain stable through the end of the year.

We believe that Adjusted EBITDA and adjusted cash earnings per share provide useful information to investors because they are indicators of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures, acquisitions and operations and to incur and service debt. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within the payment processing industry.

The Company’s management analyzes historical results adjusted for certain items that are non-operational, not necessarily ongoing in nature or that are incremental to the recurring operations of the business, and management believes the exclusion of these items, as well as the inclusion of pro forma results, provides a more complete and comparable basis for evaluating the underlying business unit performance.

(1) Adjusted EBITDA is defined as operating income excluding depreciation, amortization and share-based compensation expenses. Although depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent non-cash current period allocations of costs associated with long-lived assets acquired in prior periods. Similarly, the expenses recorded for share-based compensation do not represent a current or future period cash cost.

(2) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) discontinued operations, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash income tax expense and g) other non-operating or unusual items that cannot be accurately projected. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to cash earnings per share.

The attached schedules provide a full reconciliation of these and other non-GAAP financial measures to a corresponding U.S. GAAP financial measure.

Euronet Worldwide will host an analyst conference call on Wednesday, October 29, 2008, at 9:00 a.m. U.S. Eastern Time to discuss these results. To listen to the call via telephone, dial 877-407-9210 (USA) or +1-201-689-8049 (non-USA). The conference call will also be available via webcast at http://www.investorcalendar.com/IC/CEPage.asp?ID=135827 or www.euronetworldwide.com. Participants should go to the Web site at least 5 minutes prior to the scheduled start time of the event to register. A slideshow will accompany the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://www.investorcalendar.com/IC/CEPage.asp?ID=135827. To dial in for the replay, the call-in number is 877-660-6853 (USA) or +1-201-612-7415 (non-USA). The account number is 286 and the conference ID number is 299504. The call and webcast replay will be available for one month.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, mobile operators and retailers which include comprehensive ATM, POS and Card outsourcing services; card issuing and merchant acquiring services; software solutions; consumer money transfer and bill payment services; and electronic distribution for prepaid mobile airtime and other prepaid products. Euronet operates and processes transactions from 43 countries.

Euronet’s global payment network is extensive — including 10,384 ATMs and approximately 55,000 EFT POS terminals which are under management in 21 countries; a growing portfolio of outsourced debit and credit card services and card software solutions; a prepaid processing network of approximately 409,000 point-of-sale terminals across approximately 212,000 retailer locations in 14 countries; and a consumer-to-consumer money transfer network of approximately 73,000 locations serving approximately 100 countries. With corporate headquarters in Leawood, Kansas, USA, and 35 worldwide offices, Euronet serves clients in approximately 140 countries. For more information, please visit the Company’s Web site at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet’s or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: current conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2008	2007

Revenues:
EFT Processing	$ 54.4	$ 43.5
Prepaid Processing	166.8	144.6
Money Transfer	59.5	53.6
Total revenues	280.7	241.7

Operating expenses:
Direct operating costs	192.0	165.0
Salaries and benefits	32.9	30.0
Selling, general and administrative	22.5	16.1
Depreciation and amortization	14.5	13.0
Total operating expenses	261.9	224.1
Operating income	18.8	17.6

Other income (expense):
Interest income	2.6	4.0
Interest expense	(6.1)	(7.5)
Income from unconsolidated affiliates	0.4	-
Gain (loss) on early retirement of debt	4.4	(0.4)
Foreign exchange gain (loss), net	(19.3)	8.6
Total other expense, net	(18.0)	4.7
Income from continuing operations before income taxes and minority interest	0.8	22.3

Income tax (expense) benefit	6.1	(6.4)
Minority interest	(0.8)	(0.6)

Income from continuing operations	6.1	15.3

Discontinued operations, net	(0.3)	0.6

Net income	$ 5.8	$ 15.9

Earnings (loss) per share - diluted:
Continuing operations	$ 0.12	$ 0.30
Discontinued operations	(0.01)	0.01
Earnings per share	$ 0.11	$ 0.31

Diluted weighted average shares outstanding	54,882,604	54,439,296

EURONET WORLDWIDE, INC.
Consolidated Condensed Balance Sheets
(in millions)

	As of
	September 30,	As of
	2008	December 31,
	(unaudited)	2007

ASSETS
Current assets:
Cash and cash equivalents	$ 173.9	$ 266.9
Restricted cash	113.8	140.2
Inventory - PINs and other	67.8	50.3
Trade accounts receivable, net	266.0	286.2
Other current assets, net	51.5	58.9

Total current assets	673.0	802.5

Property and equipment, net	96.0	88.3
Goodwill and acquired intangible assets, net	868.4	917.9
Other assets, net	59.6	77.5

Total assets	$ 1,697.0	$ 1,886.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other current liabilities	$ 478.7	$ 516.3
Short-term debt obligations	6.7	6.9

Total current liabilities	485.4	523.2

Debt obligations, net of current portion	412.6	539.3
Capital lease obligations, net of current portion	8.5	11.5
Deferred income tax	68.0	74.6
Other long-term liabilities	6.1	4.7
Minority interest	10.6	9.0

Total liabilities	991.2	1,162.3

Stockholders' equity	705.8	723.9

Total liabilities and stockholders' equity	$ 1,697.0	$ 1,886.2

EURONET WORLDWIDE, INC.
Reconciliation of Operating Income to Adjusted EBITDA by Segment
(unaudited - in millions)

	Three Months Ended September 30, 2008

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating income	$ 8.3	$ 12.6	$ 3.1	$ 18.8

Add: Depreciation and amortization	5.1	4.3	4.8	14.5
Add: Share-based compensation	-	-	-	2.0

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)

	$ 13.4	$ 16.9	$ 7.9	$ 35.3

	Three Months Ended September 30, 2007

	EFT	Prepaid	Money
	Processing	Processing	Transfer	Consolidated

Operating income	$ 9.4	$ 10.4	$ 3.4	$ 17.6

Add: Depreciation and amortization	4.1	4.3	4.2	13.0
Add: Share-based compensation	-	-	-	2.4

Earnings before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)

	$ 13.5	$ 14.7	$ 7.6	$ 33.0

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2008		2007

Net income	$ 5.8		$ 15.9
Convertible debt interest and amortization of issuance costs, net of tax	0.4	(1)	0.8	(1)

Earnings applicable for common shareholders	6.2		16.7

Discontinued operations, net of tax	0.3		(0.6)
Foreign exchange loss (gain), net of tax	4.7		(8.6)
Share-based compensation, net of tax	1.5		2.4
Intangible asset amortization, net of tax	4.0		6.8
Loss (gain) on early debt retirement, net of tax	(2.6)		0.4
Non-cash GAAP tax expense	2.8		-

Adjusted cash earnings	$ 16.9	(3)	$ 17.1	(3)

Adjusted cash earnings per share - diluted (2)	$ 0.30		$ 0.31

Diluted weighted average shares outstanding, before assumed conversion of 1.625% convertible debentures
	50,808,010		50,275,808

Effect of assumed conversion of 1.625% convertible debentures (1)	4,074,594		4,163,488
Diluted weighted average shares outstanding	54,882,604		54,439,296

Effect of unrecognized share-based compensation on diluted shares outstanding	1,310,958		1,144,223
Adjusted diluted weighted average shares outstanding	56,193,562		55,583,519

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. The assumed conversion of the Company's 1.625% convertible debentures was dilutive to the Company's diluted GAAP earnings for the third quarter 2008 and third quarter 2007.

(2) Adjusted cash earnings per share is a non-GAAP measure that should be considered in addition to, and not as a substitute for, earnings per share computed in accordance with U.S. GAAP.

(3) Adjusted cash earnings includes total cash tax expense of $6.9 million for the third quarter 2008, for an effective cash tax rate of 40.8%, and $5.6 million for the third quarter 2007, for an effective cash tax rate of 32.7%.

CONTACT:
Euronet Worldwide Inc.
Shruthi Dyapaiah-Fielder, 913-327-4225
sdyapaiah@eeft.com